Exhibit T3A.17

Number 566448	Duplicate for the File

Certificate of Incorporation

I hereby certify that

AMRYT PHARMACEUTICALS DESIGNATED ACTIVITY COMPANY

is this day incorporated under
the Companies Act 2014,
and that the company is
a Designated Activity Company

Given under my hand at Dublin, this
Monday, the 17th day of August, 2015

/s/ Registrar

for Registrar of Companies